UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2007

CABELA’S INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-32227	20-0486586
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Cabela Drive, Sidney, Nebraska	69160
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (308) 254-5505

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fiscal 2006 Cash Bonuses

On February 13, 2007, after a review of performance, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Cabela’s Incorporated (the “Company”) determined fiscal 2006 cash bonuses under the Company’s Restated Bonus Plan (the “Plan”) for the following executive officers of the Company (the “named executive officers”): Dennis Highby, President and Chief Executive Officer, $1,825,000; Ralph W. Castner, Vice President and Chief Financial Officer, $457,500; Patrick A. Snyder, Senior Vice President of Merchandising, $550,000; Michael Callahan, Senior Vice President, Retail Operations and Marketing, $550,000; and Brian J. Linneman, Vice President and Chief Operating Officer, $457,500. Each of Messrs. Highby, Castner, Snyder, Callahan, and Linneman are employed “at will.” Fiscal 2006 cash bonuses for the named executive officers will be payable on March 9, 2007.

Fiscal 2007 Base Salaries

On February 13, 2007, the Compensation Committee established fiscal 2007 base salaries for the named executive officers. Fiscal 2007 base salaries, effective April 1, 2007, for the named executive officers will be as follows: Mr. Highby, $697,511; Mr. Castner, $375,000; Mr. Snyder, $429,955; Mr. Callahan, $429,955; and Mr. Linneman, $325,000.

Fiscal 2007 Cash Bonus Opportunities

On February 13, 2007, the Compensation Committee set the targets and criteria for the fiscal 2007 cash bonus opportunities for the named executive officers. These targets and criteria were set pursuant to the Plan. The following table sets forth the threshold, target, and maximum cash bonus opportunity for each of the named executive officers for fiscal 2007.

	Threshold Bonus	Target Bonus	Maximum Bonus

Dennis Highby	$1,500,000	$2,000,000	$3,000,000
Ralph W. Castner	$375,000	$500,000	$750,000
Patrick A. Snyder	$450,000	$600,000	$900,000
Michael Callahan	$450,000	$600,000	$900,000
Brian J. Linneman	$375,000	$500,000	$750,000

For fiscal 2007, 50% of each named executive officer’s target cash bonus opportunity is based upon the achievement of corporate financial objectives relating to earnings per share, return on invested capital, and increased comparable store sales. The remaining 50% of each named executive officer’s target cash bonus opportunity is based upon the achievement of pre-established individual performance goals. Any fiscal 2007 cash bonuses paid in excess of the target bonus amounts will be paid as a result of one or more target corporate financial objectives being exceeded. The named executive officers will receive no payment for a corporate financial objective unless the Company achieves the threshold performance goal for that objective.

Following the completion of fiscal 2007, the Compensation Committee will assess (i) the performance of the Company for each corporate financial objective to determine the corporate financial portion of the fiscal 2007 cash bonuses payable to the named executive officers, and (ii) the individual performance of each of the named executive officers and compare actual fiscal 2007 individual performance to the pre-determined individual performance goals to determine the individual performance goals portion of the fiscal 2007 cash bonuses payable to the named executive officers. The actual bonuses payable for fiscal 2007, if any, will vary depending on the extent to which actual Company and individual performance meets, exceeds, or falls short of the corporate financial objectives and individual performance goals approved by the Compensation Committee. The Compensation Committee retains discretion to make downward adjustments to the bonuses yielded by the corporate financial objectives and individual performance goals, but cannot make upward adjustments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABELA’S INCORPORATED

Dated: February 20, 2007	By:	/s/ Ralph W. Castner
Ralph W. Castner
Vice President and Chief Financial Officer